FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-207132-02

From: Citi Cmbs Syndicate (CITIGROUP GLOBAL MAR)

At: Mar 31 2016 12:25:57

CGCMT 2016-P3 -- X-A Final Pricing Details (Public)

Co-Lead Managers and Joint Bookrunners: Citigroup Global Markets Inc. and Societe Generale

Co-Manager: Drexel Hamilton, LLC

Class	Moody's/Fitch/KBRA	Notional($mm)	Spread	Coupon	Yield	$Px
X-A	Aa1(sf)/AAAsf/AAA(sf)	580.156	T+290	1.718	4.575	11.97311

Anticipated Timing
Anticipated Closing:	Wednesday, April 13th

The depositor has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) (SEC File No. 333-207132) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor or Citigroup Global Markets Inc., SG Americas Securities, LLC, Drexel Hamilton, LLC, any other underwriter, or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146.

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